Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report within this Form 10-K of FG Nexus Inc. (f/k/a Fundamental Global, Inc.) (the “Company”) of our report dated March 31, 2025, relating to our audit, before the effects of the adjustments to retrospectively apply the one-for-five reverse stock split effected on February 13, 2026, and to retrospectively reflect the discontinued operations to the 2024 consolidated financial statements as described in Note 1 and Note 7, respectively, of the consolidated financial statements of the Company as of December 31, 2024, and for the year then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Our report dated March 31, 2025 contains five emphasis of matters paragraphs relating to the Company’s reverse merger with FG Group Holdings Inc., business combination with Strong Global Entertainment, Inc., sale of Strong/MDI Screen Systems, Inc., plan to sell its reinsurance business, and reverse stock split at a ratio of one (1)-for-twenty-five (25).

HASKELL & WHITE LLP

Irvine, California

March 26, 2026